Tompkins Financial Corporation 10-K

Exhibit 21

Subsidiaries of Registrant

Tompkins Trust Company – a New York state – chartered bank

Tompkins Real Estate Holdings, Inc. – Incorporated in New York

The Bank of Castile – a New York state – chartered bank

Castile Funding Corporation – Incorporated in New York

Mahopac Bank – a New York state – chartered bank

Mahopac Funding Corporation – Incorporated in New York

VIST Bank – a Pennsylvania state – chartered bank

Tompkins Insurance Agencies, Inc. – Incorporated in New York

TFA Management, Inc. – Incorporated in New York, doing business as Tompkins Financial Advisors

Tompkins Risk Managers, Inc. – Incorporated in Vermont

Sleepy Hollow Capital Trust I – Delaware Statutory Trust

Tompkins Capital Trust I – Delaware Statutory Trust

Leesport Capital Trust II – Delaware Statutory Trust

Madison Statutory Trust I – Delaware Statutory Trust